                                                                   Exhibit 10.31

12th November 2002

Udate.com Ltd.
New Enterprise House
St Helens Street
Derby
DE1 3GY

("the Client")

For the attention of Martin Clifford

Dear Martin

RE: AGREEMENT FOR THE PROVISION BY THE MERCHANTS GROUP (IRELAND) LIMITED ("MERCHANTS") TO THE CLIENT OF A CUSTOMER SERVICE CONTACT CENTRE.

You have confirmed that you wish to proceed with the Services as outlined and costed in the attached Schedule (the "Schedule") (the "Services").

Accordingly, this letter together with the Schedule and our Standard Terms and Conditions (attached - the "Conditions") set out the terms and conditions on which we agree the Services will be provided. In the event of any conflict between the provisions of this letter together with the Schedule and the Conditions (together "the/this Agreement") the provisions of this letter shall take precedence over the Schedule, which shall take precedence over the Conditions.

This Agreement shall commence on the date hereof and shall continue in force for a minimum period of 1 year from Go Live of the Services (as defined in the Schedule and which is at the date of this Agreement anticipated as being the 1st of January 2003) and thereafter unless and until terminated:-

(i) by either party giving to the other a minimum of 120 days notice in writing, such notice to take affect no earlier than the date which is 1 year from Go Live of the Services; or

(ii) otherwise in accordance with this Agreement or.

                                       -2-
Martin Clifford
Udate.com Ltd.                                                12th November 2002


Merchants shall provide the Services during the term of this Agreement in accordance with the terms hereof.

You shall pay to us our fees, costs and expenses for the Services up to and including the date of termination of this Agreement as detailed in this Agreement. If you postpone or delay all or part of the Services you undertake to pay our fees for personnel engaged on, and other costs incurred for, the Services in respect of the period from the date such of the Services are postponed to the date of resumption thereof together with any additional costs incurred as a result of such postponement. We will endeavour to keep such costs to a minimum. For the avoidance of doubt, payment of such fees and costs will be in addition to the fees and expenses for the Services as detailed in this Agreement.

The relationship between the parties is an independent contractor relationship and nothing in this Agreement is intended to create an employer/employee relationship between the parties. Merchants assume all responsibility and liability with respect to hiring all foreign nationals to be hired by Merchants.

This Agreement will be governed by and construed in accordance with English law. The parties agree to submit to the exclusive jurisdiction of the English courts.

Please sign and return the attached copy of this letter in confirmation of your agreement to the above.

Yours sincerely


/s/
--------------------------------------------
Duly authorised officer for and on behalf of
The Merchants Group (Ireland) Limited

We confirm our agreement to the above.


/s/ Martin Clifford
--------------------------------------------
Duly authorised officer for an on behalf
Of  Udate.com Ltd.

                                    SCHEDULE
                                     PART 1
                           DESCRIPTION OF THE SERVICES

Merchants will provide the Client with a dedicated team of multi-lingual customer service agents based in Merchants contact centre in Cork.

SET-UP

Merchants will set-up the customer service contact centre from the date hereof to 1st January 2003 (Go Live) and will provide the following during the set-up phase:

      -     Project management

      -     Recruitment and selection

      -     Operational design

      -     Training design

      -     Training delivery

      -     Telephony specialist

IT set-up and support will be supplied by the Client. Merchants will provide desktops and access to the internet.

RECRUITMENT

Merchants will recruit the following resource to deliver the Services:-

RESOURCE                                                                NO.
Full-time English/German speaking agents                                 5
Full-time English/French speaking agents                                 5
Full-time English/Italian speaking agents                                5
Full-time English/Spanish speaking agents                                6
Team Leaders (bi-lingual)                                                2
Operations Manager                                                       1

Agent Resource                    Native with English            Non native with
                                                                     Fluency
German/English                             3                            2
French/English                             3                            2
Italian/English                            3                            2
Spanish/English                            3                            3
Team Leader                                1                            1

Recruitment will be conducted in two phases. Phase 1 will involve the recruitment and selection of 12 agents, focusing on 6 English/Spanish, 3 English/German and 3 Italian/English speaking agents to commence training on 16 December 2002. The operations manager and one team leader will also be recruited in Phase 1.

In Phase 2, Merchants will recruit and select the balance of 9 agents and one team leader for training on the 6 January 2003.

Agents and team leaders will undergo an oral and written language test which will be completed by DCU Language Services. An oral evaluation will be completed by telephone including short dictation of addresses and numbers, role-playing, etc. The written examination is completed over 1 hour and tests grammar, structures and written communication. A pass level is 3+ out of 5.

Costs of recruitment of the above agents will be paid by Merchants and recovered from the Client as set out in Part 2 of this Schedule.

21 full time agents is the minimum team size to apply to this contract. Any changes to resources required by the Client will be agreed through Merchants change control process detailing any associated additional changes to the Services, costs and appropriate lead times. If the resources increase, additional team leaders may be required and any additional costs will be agreed through Merchants change control process. Changes to the resources involving less than 20 people will require 90 days notice. Notice for changes to the resources involving 20 or more people will be agreed through Merchants change control process.

TRAINING

Similar to recruitment, training will be delivered in two groups. Group 1 training will commence on 16 December 2002 and will train 12 agents and 2 management. The balance of 9 agents and 1 team leader will be trained on 6 January 2003.

Each agent and management will attend 10 days of training. Training will be split between Client and Merchants training. The Client will deliver 7.5 days of training covering the Client's company, product, process and systems. Merchants will deliver 2.5 days of training covering induction, email etiquette, communication skills training and the accreditation process. The Client will deliver its training as required by Merchants to fit within Merchants training schedule.

The Client will design the training to be delivered by it and will deliver to the agents and management all related training material.

OPERATIONAL SET-UP

Merchants will set-up the operation in conjunction with the Client. During this period all process flows and procedures, where appropriate, will be imported from the Clients current operation. The Client prior to Go Live will sign off all procedures and processes.

IT

The Client will provide secure access to the systems required to provide the Services by 16 December 2002.

Merchants will supply desktops and access to the Internet via Merchants ISP 2mb link. Based on the conversations between Merchants IT and the Client's IT department, it is envisaged that the usage of the link will be minimal as in line with a typical Merchants user browsing the web and therefore, it is not envisaged to require a charge on cost.

Any changes to the IT solution and associated costs will be agreed and signed off through Merchants change control process.

TELEPHONE

Merchants will use its Lucent G3si telephony switch. The Client is responsible for the delivery of the telephone line(s) and number (s) by pointing the number
(s) to the Merchants' Lucent switch.

SERVICE DELIVERY FROM GO LIVE

It is intended that the Services will be operational ("Go Live") in 2 phases: from 1 January 2003 with 12 agents; and from 20 January with an additional 9 agents. The dedicated team will handle both telephone (when available - see below) and email enquiries from the Client's prospective and current customer base. The service will be operational 24 hours x 7 days x 365 days, including bank and public holidays. The team will handle telephone enquiries from the UK, US, France, Germany, Spanish speaking countries and Italy from the dates the telephone line(s) and number(s) are routed to Merchants' Lucent switch.

The Client will provide support and point of escalations. For a period of 3-6 months, Merchants will supply up to 2 desks on the floor for up to 2 supervisors who will be employees of the Client. If a desk is required beyond this point, any associated costs will be documented and agreed through the Merchants change control process.

OPERATIONAL, PRICING AND IT ASSUMPTIONS

1. No call volumes or patterns are available for Germany, France, Italy, and Spain and other Spanish speaking countries

2.    There is no fulfilment requirement for this operation.

3.    Listening into calls will be available.

MERCHANTS DELIVERABLES

-     Supply of ACD functionality.

-     Supply, configure and support of PC workstations.

-     Dedicated operational space and desks.

-     Recruitment and selection of team

-     Dedicated team of 21 agents, 2 team leaders and 1 operations manager.

- Delivery of induction, email, communication skills and accreditation training.

-     Operational design and set-up.

-     Provision of 2 desks for the Client supervisors.

CLIENT DELIVERABLES

- Design and delivery of brand induction, product and systems training and any additional training required.

-     Supply and sign off on operational processes and procedures.

-     Provision of training material

-     Supply of telephone number(s) and line(s).

-     Sign off on relevant documents including change controls.

- Supply secure access to the systems required to provide the Services by 16 December 2002

The Client shall provide on-going support to Merchants and points of escalation in the event of operational problems and IT issues.

Part 2 of this Schedule describes the associated costs agreed to provide the described Services.

                                     PART 2
                                PRICE AND PAYMENT

All prices are quoted in sterling and are exclusive of VAT and expenses. Expenses such as travel, accommodation, telephone, postage and disbursements, etc. will be charged at cost.

Prices are broken down as set-up and ongoing service delivery.

Prices are subject to annual increases in line with Clause 3.3 of the Conditions on the 1st of January 2004 and every anniversary thereafter and Clause 3.3 of the Conditions will be amended accordingly.

SET-UP PRICE

ACTIVITY                                                       STERLING (POUND)
Operational design & project management                              4,930
Training design & delivery                                           3,150
Recruitment & relocation                                            58,420
Total                                                               66,500

Desktops and access to the internet are included in our costs. No other IT costs are included in our price. The Client, prior to Go Live, will supply the IT solution. Training for the agents and management is included under the ongoing service delivery price.

50% of the Set Up price will be invoiced mid November and 50% mid December and is payable within 30 days of the date of Merchants invoice.

ONGOING SERVICE DELIVERY PRICE

From 1 January 2003, the ongoing cost per month will be (pound)43,560 per month.

SEAT PRICE

Each seat for the Client on the operational floor will cost (pound)470 per seat per month.

                      THE MERCHANTS GROUP (IRELAND) LIMITED
                          STANDARD TERMS AND CONDITIONS

THE FOLLOWING TERMS AND CONDITIONS (THE "CONDITIONS") APPLY TO THE SUPPLY BY THE MERCHANTS GROUP (IRELAND) LIMITED ("MERCHANTS") TO THE CLIENT OF THE SERVICES. DETAILS OF THE CLIENT AND THE SERVICES ARE SET OUT IN THE ATTACHED DOCUMENTATION.

1.          DEFINITIONS

1.1         In these Conditions:

"Agreement" means the agreement for the provision of the Services by Merchants to the Client and includes the attached documentation and the Conditions.

"Confidential Information" means all information of a confidential or proprietary nature disclosed (whether in writing, verbally or by any other means whether directly or indirectly) by either party to the other whether before or after the date of this Agreement including, without limitation, any information relating to such party's (or any member of such party's group of companies) customers, personnel, suppliers, products, operations, methodologies, processes, procedures, techniques, MIS formats, briefing templates, scripts, call handling processes, databases and other storage media (of whatever nature) whether in human or machine readable form, developments, plans, intentions, product and price information, know-how, design rights, trade secrets, market opportunities, Merchants Edu-Action programme, business affairs and the terms of and fees payable under this Agreement.

"Data" means, without limitation, customer or product data, information, records, documents, plans, scripts and reports whether verbal, written or in some other human or machine readable form.

"Indemnified Matters" includes without limitation all liability, actions, proceedings, claims, demands, injury, loss (including special, consequential and indirect loss), damages, costs and expenses.

"Intellectual Property Rights" means all software, patents, copyrights, design rights, trade marks, service marks, trade secrets, know-how and other intellectual property rights (whether registered or unregistered), and all applications for the same, anywhere in the world.

"Marketing Work" shall include one or more of the following: direct mail, telephone sales and/or marketing, advertising, market research promotional literature, data management, database design, programming or other direct marketing activities.

"Working Day" means Monday to Friday inclusive excluding bank and public holidays.

1.2 The headings in these Conditions are for convenience only and shall not affect their interpretation.

2.          BASIS OF CONTRACT

2.1 Merchants will perform the Services with reasonable skill and care and in a timely, courteous and professional manner. Merchants is entitled to sub-contract all or part of the Services.

2.2 The Agreement constitutes the entire agreement between the parties with regard to provision of the Services and supersedes all previous conditions, agreements or representations, written or oral (except to the extent fraudulent or negligent misrepresentations), with respect to provision of the Services. The express terms of this Agreement are in lieu of all warranties, conditions, terms, undertakings and obligations, whether express or implied by statute, common law, custom, trade usage, course of dealing or otherwise, which are hereby excluded to the fullest extent permitted by law. No variation or additions shall be effective unless agreed by the parties in writing.

3.          FEES

3.1 Fees are exclusive of Value Added Tax (if applicable), and telephone and postal charges and other and reasonable expenses, which shall be charged at cost and paid by the Client.

3.2 Fees in currencies other than pounds sterling are subject to increase based on the exchange rate applicable.

3.3 Merchants is entitled on each anniversary of the date hereof to increase the amount of the fees by the percentage increase in the Average Earnings Index published by the Office for National Statistics from the date of the previous increase (or, in the case of the first increase, from the date hereof).

4.          PAYMENT

4.1 Fees shall be invoiced monthly in arrears and are payable within 30 days of the date of Merchants' invoice.

4.2 Expenses and other costs will be invoiced separately monthly in arrears and, unless otherwise agreed in writing, are payable within 30 days of the date of Merchants' invoice.

4.3 Merchants reserves the right to charge interest (both before and after any judgement) on a daily basis at the rate of 3% per annum over Barclays Bank plc base rate from the time payment is due until receipt by Merchants of cleared funds from the Client.

4.4 If the Client fails to make any payment by the due date then in addition to any other rights it may have Merchants shall be entitled to suspend all or any services under this or any other Agreement with the Client. In such event the Client shall not in any respect be released from its obligations to Merchants under this or any other Agreement.

4.5 The Client shall pay or reimburse any tax, levy or charge imposed by a foreign authority.

5.          CLIENT INFORMATION, FACILITIES AND OBLIGATIONS

5.1 All Data, information and other facilities reasonably requested by Merchants to enable it to perform the Agreement shall be supplied in accordance with the timeframes set out in the Agreement and if no timeframes are expressed, in a timely manner. Any information or data to be supplied by the Client shall be accurate and sufficient to enable Merchants to perform the Agreement.

5.2 In the event that Data, information or facilities supplied by the Client in order for Merchants to perform its obligations under this Agreement is delayed, inaccurate or insufficient, Merchants shall be entitled to charge the Client for its reasonable costs and expenses incurred as a result including wasted time of staff and costs in respect thereof.

5.3 Each party will indemnify the other against the Indemnified Matters in respect of any alleged infringement of third parties' Intellectual Property Rights by the misuse of Data or Confidential Information supplied by one party to the other for the purposes of this Agreement.

6.          REPRESENTATIONS AND LIABILITY

6.1.1 Merchants accepts liability for death or personal injury caused by the negligence of Merchants, its employees or agents.

6.1.2 Without prejudice to Condition 6.1.1 Merchants shall not be liable to the Client for any indirect, consequential or special loss arising out of or in connection with this Agreement. In particular, and without limitation to the aforegoing, Merchants will not be liable for any loss to the Client of business, revenue, profits, anticipated savings, goodwill or reputation.

6.1.3 Without prejudice to Condition 6.1.1 in no event shall Merchants liability under this Agreement regardless of the form of action whether in contract or tort (including negligence) or otherwise exceed the aggregate of the fees payable to Merchants pursuant to this Agreement.

6.2.1 Merchants shall not be liable for any breach of contract or delay in or non-performance of the Services to the extent such breach, delay or non-performance is caused by (a) the Client supplying inadequate or inaccurate Data or instructions; (b) the Client not complying with its obligations as set out in this Agreement; (c) the failure of any equipment or software provided by the Client for the purpose of provision of the Services; or (d) any other act or omission of the Client, its employees, agents, contractors or third party suppliers (each a "Client Cause").

6.2.2 Merchants shall be entitled to charge the full amount of any applicable fees, costs and expenses relating to periods during which Services are disrupted or have failed due to a Client Cause together with any additional costs and expenses arising as a result thereof.

7.          DATA AND INFORMATION

7.1 Merchants acknowledges that ownership of, and all Intellectual Property Rights in, all Data and Confidential Information disclosed, supplied or provided to Merchants by the Client in the course of the provision of the Services is and will at all times belong to and remain the sole property of the Client.

7.2 The Client acknowledges that ownership of, and all Intellectual Property Rights in, any and all Data and Confidential Information disclosed, supplied or provided by Merchants to the Client or generated or developed by Merchants in the provision of the Services (except as set out in Condition 7.3) shall at all times belong to and remain the sole property of Merchants.

7.3 Merchants acknowledges that ownership of, and all Intellectual Property Rights in, all Data generated, and specifically identified by Merchants in writing as generated, solely for the Client will at all times belong to and remain the sole property of the Client. For the avoidance of doubt, no part of the Edu-Action programme shall be the property of the Client and the Client shall have no rights in respect thereof.

7.4 Each party undertakes at all times after as well as during the performance of this Agreement to treat as confidential all Confidential Information belonging to the other and to maintain and ensure complete confidentiality as to all matters concerning the other party, its business and affairs and any Data and Intellectual Property Rights of or supplied by that other party and each party further undertakes that it will only disclose such matters to those persons directly involved in providing the Services under the Agreement and not to any third party and that it will not use such information except for the specific purpose authorised by this Agreement. Such information will not otherwise be disclosed except where required by law without the other party's written approval.

7.3 Each party undertakes at all times to comply with its obligations in respect of this Agreement in relation to the Data Protection Act 1998 either as data controller or data processor and all other applicable laws, ordinances, statutes, rules and regulations.

8.          FORCE MAJEURE

            Neither party will be liable to the other by reason of any delay in performance or non-performance of its obligations to the extent that such is attributable to any circumstances reasonably beyond the control of that party, including (but without limitation) failure of telephone or public services, war, riot, act of terrorism, act of God, fire or storm. In the event that either party shall be prevented from material performance of its obligations under this Agreement due to a Force Majeure event for a period of more than 30 days the other party shall have the right to terminate this Agreement on 7 days notice.

9.          TERMINATION

9.1 Without prejudice to any of its other rights or remedies either party may immediately terminate this Agreement by notice in writing to the other party:-

9.1.1 If the other party commits any material or persistent breach of this Agreement which (if being a breach capable of remedy (not being an obligation to make payment under this Agreement)) shall not be remedied within 30 business days of receiving written notice from the innocent party requiring it to remedy such breach.

9.1.2 If a distress or execution is levied upon a substantial part of the other party's assets or if the other party makes any voluntary arrangement with its creditors or becomes subject to an administration order or (being a partnership) is dissolved or (being a company) goes into liquidation or if any meeting is convened to consider its winding up or if a creditors' meeting is convened or if it becomes insolvent or unable to pay its debts (within the meaning of S123 Insolvency Act 1986) or if a receiver or manager is appointed over all or any part of its assets;

9.1.3       If either party ceases or threatens to cease to carry on business.

10.         MARKETING WORK

            Where Merchants carries out Marketing Work under the Agreement, the following additional Conditions shall apply:-

10.1 Merchants will conduct Marketing Work in accordance with the rules and regulations of the Direct Marketing Association (the "DMA") and can terminate the Agreement forthwith in writing without liability in the event the Client requires Merchants to contravene any governing rule or regulation. Copies of the DMA's rules and regulations are available on request.

10.2 The Client grants to Merchants a non-exclusive licence to use the brand name and the Client's actual name and, if different, the Client's trading style, for the purpose of performing the Agreement.

10.3        The Client warrants:-

10.3.1 that the Client's goods and/or services shall match the information relating to or description of goods and/or services supplied to Merchants for the purposes of performing the Agreement;

10.3.2 that the Client shall not cause Merchants to include any material which is or may be obscene or defamatory, which infringes any other party's Intellectual Property Rights or which may constitute an offence under the Trade Descriptions Act 1968 or any other statute from time to time in force;

10.3.3 that where Data supplied by the Client is required to be screened against the listing held by the Telephone Preference Service, the screening has been carried out prior to the supply of the Data to Merchants.

10.4 Merchants shall be entitled, at the Client's cost, to screen any Data supplied by the Client against the listing held by the Telephone Preference Service should Merchants, acting reasonably, deem it necessary to do so.

11.         PERSONNEL

            During the continuance of the Agreement and for the period of one year after termination of the Agreement or completion of the Services (whichever shall be later) neither party shall solicit or offer employment or engagement to any of the other party's personnel or agents who have been engaged in or performed the Services without the prior written consent of Merchants.

12.         SOFTWARE, EQUIPMENT AND HARDWARE

            Any computer software which Merchants or any Merchants sub-contractor designs, specifies and /or creates for the Client or for providing the Services pursuant to this Agreement, including for the avoidance of doubt any part of the Edu-Action programme, and any Intellectual Property Rights therein, is and shall remain the exclusive property of Merchants. Any equipment, software, hardware or other IT purchased for provision of the Services is the property of Merchants.

13.         CHANGE CONTROL

            If either party wishes to request any changes to the Services such changes will only be made and implemented by agreement of the parties in accordance with the Merchants Change Control Procedures.

14.         GENERAL

14.1 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

14.2 Except as set out following, any dispute which cannot be resolved by the parties may be referred to an arbitrator or expert agreed upon by the parties or, failing agreement, to be appointed by the President for the time being of the Law Society and his award including any direction as to payment of fees and costs in the arbitration or award shall be binding on both parties. This Condition shall not apply to non-payment of fees, costs and expenses due.

14.3 Each of the obligations of the parties under the Agreement shall be a separate and independent obligation. In the event that any provision or part thereof of the Agreement is held to be invalid or unenforceable, the remaining provision and part of the Agreement shall remain in full force and effect. No indulgence, forbearance or delay permitted by either party shall prevent it from enforcing its rights at any time and no waiver in respect of any breach shall operate as a waiver in respect of any other or subsequent breach.

14.4.1 Any notice or communication (including without limitation invoices or other documents) may be sent by first class post or facsimile or delivered to Merchants at its registered office or to the Client at any address which it may have used in correspondence with Merchants or at its registered office or may be served personally on any director or the secretary of the Client.

14.4.2 Correspondence by first class post shall be deemed to have been served on the second working day after posting. Correspondence by facsimile shall be deemed to have been served when despatched.

14.5 The Agreement and the rights and obligations thereunder are personal to the parties and neither party may assign nor transfer the same to, nor create a declaration of trust of the same in favour of, a third party without the prior written consent of the other party.

14.6 The Agreement shall be construed in accordance with and governed by the laws of England and (subject to Condition 14.2) each party agrees to submit to the exclusive jurisdiction of the English courts.